EXHIBIT 24.2

RESOLUTIONS

I, James P. Sferra, Executive Vice President—Manufacturing, and Secretary of LSI Industries Inc. (the “Company”), a corporation duly organized and existing under the laws of the State of Ohio, do hereby certify that the following is a true copy of resolutions adopted at a meeting of the Board of Directors of the Company on August 17, 2011 in accordance with the provisions of the Amended and Restated Code of Regulations of said Company:

“RESOLVED, that the proposed form of Form 10−K Annual Report of the Company for the fiscal year ended June 30, 2011  attached hereto is hereby approved with such changes as the proper officers of the Company, with the advice of counsel, deem appropriate; and

RESOLVED, that Ronald S. Stowell, an officer who is required to execute the aforesaid Form 10−K Annual Report or any amendments thereto (whether on behalf of the Company or as an officer thereof, or by attesting the seal of the Company, or otherwise) is hereby authorized to execute a power of attorney appointing Robert J. Ready and Scott D. Ready and each of them, severally, his true and lawful attorney or attorneys to execute in his name, place and stead (in any such capacity) such Form 10−K Annual Report and any and all amendments thereto and any and all exhibits and other documents necessary or incidental in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys to have power to act with or without the others, and to have full power and authority to do and perform in the name and on behalf of such officer, as the case may be, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as such officer might or could do in person.”

IN WITNESS WHEREOF, I have hereunto subscribed my signature this 17th day of August, 2011.

LSI INDUSTRIES INC.

By:	/s/ James P. Sferra
James P. Sferra, Executive Vice President –
Manufacturing, and Secretary